Ex 99.1

                                  News Release

                                                      Vectren Corporation
                                                      P.O. Box 209
                                                      Evansville, IN  47702-0209

April 22, 2005

FOR IMMEDIATE RELEASE

Media contact:    Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein 812-491-4209 or sschein@vectren.com

Federal Court Issues Post-Trial Rulings in Litigation between the City of Huntsville, Alabama Department of Utilities and Vectren's Natural Gas Marketing Joint Venture, ProLiance Energy

EVANSVILLE, Ind., -- Vectren Corporation (NYSE:VVC) announced today that a federal court judge has entered a number of post-trial rulings in the ongoing litigation between the City of Huntsville, Alabama gas utility and ProLiance Energy, LLC, a gas marketing firm based in Indianapolis, Indiana and co-owned by Vectren and Citizens Gas and Coke Utility. Previously, in February, 2005, an Alabama jury awarded Huntsville $8.2 million in compensatory damages and $25 million in punitive damages in a civil suit concerning ProLiance's provision of natural gas for the city's utility in the winter of 2000 and 2001. Following that verdict, there were a number of issues presented to the judge for resolution. First, Huntsville made a claim under federal law that it was entitled to have the compensatory damage award trebled. The judge has rejected that request. Second, ProLiance made a claim against Huntsville for unjust enrichment, which was also rejected by the judge. Still pending before the judge is a request by Huntsville's lawyers for $2.7 million in attorneys' fees. ProLiance has contested that request. It is anticipated that post-judgment motions will be filed with the judge, and absent a substantial reduction to the judgment, ProLiance would expect to initiate the appeal process.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit http://www.vectren.com.

About ProLiance
ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Indiana, with sales offices in Illinois, Kentucky, Michigan, Missouri, Ohio and Texas. ProLiance serves natural gas customers in 18 states in the midwest and southeast. ProLiance is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation.

Safe Harbor for Forward-Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.